Western Alliance Bank®

Member FDIC

Divisions: Alliance Association Bank | Alliance Bank of Arizona | Bank of Nevada | Bridge Bank | First Independent Bank | Torrey Pines Bank
Subsidiaries: AmeriHome Mortgage

July 11, 2025

Vishal Idnani
Vishal.idnani@gmail.com

Dear Vishal,

We are pleased to extend to you this formal offer of employment at Western Alliance Bank.
In the financial services industry, many companies provide similar services and products. What differentiates Western Alliance Bank is the talented and dedicated people who serve here. We're offering you the opportunity to join our team because we believe you share our values of integrity, creativity, teamwork, passion and excellence, and that you'll thrive in a culture that values **People**, creates shareholder **Performance** by putting clients first and continually generates **Possibilities** for our clients, our communities and our bank.

This approach has helped fuel Western Alliance's strong growth and stellar reputation., Western Alliance is consistently recognized as one of the country's top-performing financial services companies. Western Alliance was #1 best-performing of the 50 largest public U.S. banks in the most recent S&P Global Market Intelligence listing and ranks high on the Forbes "Best Banks in America" list year after year. As part of our continued growth, we added a business-to-business mortgage platform to our capabilities through our acquisition of AmeriHome Mortgage.

We offer the best of both worlds: the strong capacity and sophisticated product offerings of a large bank, combined with the flexibility, quick decision-making and personal attention of a more specialized financial institution. This means every person on our team has the opportunity to help our clients realize their ambitions while building a meaningful career for themselves.

You will be joining a diverse and inclusive team who are accomplishing amazing things every day, contributing new and innovative ideas for the benefit of our clients, communities and the bank, and sharing in the successes that come as a result.

Once again, I want to welcome you to our team. Please review the enclosed offer details. We very much look forward to working with you.

Sincerely,

Kenneth Vecchione
CEO
Western Alliance Bank

Offer Details

Congratulations! You will be joining Western Alliance Bank as the transitioning Chief Financial Officer at our Phoenix, AZ location, reporting to Kenneth Vecchione. Your tentative target start date is September 2, 2025. For the first few months you will have time to acclimate to the organization and into the new role. Your official start date as Chief

Financial Officer will be January 2, 2026.  As you make arrangements, to join our team, please notify us of any need to adjust your start date. We are offering you a base salary of $670,000.00 annually. Paydays are biweekly. A pay schedule will be available after hire. Bonus Program You are also eligible to participate in a 2025 Western Alliance Bank Annual Bonus Plan. Your annual target bonus is 150% of your base salary.  Your 2025 bonus payout will be guaranteed at target. The Company attainment rate above 100% will be pro-rated based on hire date. After you begin employment, specific plan details will be available to you.  Long-Term Incentives Your annual long-term incentive award target will be 200% of your base salary.  Long-term incentive awards are granted each year in the first quarter, during the annual compensation process, and require approval from the Compensation Committee of the Board of Directors.  50% of your total award will be in the form of performance stock units which will cliff vest over a three-year period based on performance metrics approved by the Compensation Committee. 30% of your total award will be in the form of cash-settled restricted stock units which will have a 3-year monthly cash vesting. 20% of your total award will be in the form of restricted stock awards which will vest over three years with 50% vesting on the second anniversary of the grant date and the remaining 50% vesting on the third anniversary of the grant.  Your 2026 long-term incentive grant is guaranteed at target. Sign-On Restricted Stock Award A one-time restricted stock award in the amount of $700,000.00. It will be granted to you as soon as administratively possible after your start date, pending approval by the Compensation Committee of the Board of Directors. Your award will vest over three years with 50% vesting on the second anniversary of the grant date and the remaining 50% vesting on the third anniversary of the grant date. Relocation You will be paid a one-time cash award of $250,000.00 (less applicable taxes) that will be paid to you within 30 days of your relocation date. You are expected to relocate to Phoenix, AZ by July 1, 2026. Please communicate confirmation to HR when you initiate your move so that your award can be paid.  As agreed, we will reimburse you the cost of corporate housing (applicable payroll taxes apply). If your employment ends with us for any reason other than job elimination within two years after your payment date, you agree to pay Western Alliance Bank a prorated share of the relocation cash award. Change in Control You are eligible for a Change in Control Agreement which includes: In the event of a change in control termination you will receive a payout of 2x base salary, prior year bonus at target, pro-rata bonus at target, 24 months COBRA premiums, 12 months protective covenants and any unvested equity awards will accelerate vest as of the date of separation. In the event of a non-change in control termination you will receive a payout of 1x base salary, pro-rata bonus at target, 18 months COBRA premiums, 12 months protective covenants and any unvested equity awards will continue to vest one year after date of separation. Benefits

Employees make the greatest impact to our success. As part of your total reward package, we offer competitive and comprehensive benefits. Benefits offered include medical, dental, vision, 401k, short-term disability, long term disability, life insurance, and much more. Benefits will be available to you on the first of the month following your start date. Our New Hire Benefits Guide is attached for your reference. Vacation, Sick Leave Time, & Holidays You will be eligible for our unlimited vacation policy (vacation days must be approved by your manager). You may also accrue up to 12 days of Sick Leave Time each year based on the number of hours worked (prorated for the first year of employment). We offer eligible employees 12 paid holidays.  Please notify us if you are aware of any vacation or other time off from work needs you may have within your first 3 months of employment. Terms & Conditions As part of this offer, it is important for you to review the following conditions of employment: Successful completion of all pre-employment requirements. This includes verification by a fingerprint background check that you do not have a criminal conviction that prevents Western Alliance Bank from hiring you for this position, submission to an illegal substance abuse screening and a negative test result, and verification of information provided in your application from previous and present employers. Verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three days of starting employment. By accepting this offer, you confirm that you are able to accept this role and carry out the work involved without breaching any legal restrictions on your activities, including any non-solicitation restrictions imposed by a current or former employer. You also confirm that you will inform Western Alliance Bank about any such restrictions and provide Western Alliance Bank with as much information about them as possible, including copies of any agreements describing such restrictions. You are also affirming that you will not disclose to Western Alliance Bank or use in connection with your employment at Western Alliance Bank any protected trade secrets or protected confidential or proprietary materials of another entity, including any prior employer. You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer to Western Alliance Bank without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information. Once you begin employment, you will be required to complete any applicable agreements such as a confidentiality agreement, arbitration agreement, and other policy acknowledgments and documents required for your position.   While it is our hope that our working relationship will be mutually rewarding, Western Alliance Bank is an “at-will” employer meaning that you or Western Alliance Bank may terminate the employment relationship at any time, with or without cause, and with or without notice.  This offer is not a promise of employment for any given period of time.  Nothing in this letter creates a contract of employment, nor does it alter your at-will employment or either party’s right in the future to terminate the employment relationship at any time.  Please electronically accept the terms and conditions of this offer in Workday within three (3) business days of the date of this letter.  If you have not accepted within this time frame, your offer will be withdrawn.  We are excited to have you join our team and believe that you can make an important contribution to our success.  If you have any questions, please contact Barbara Kennedy at 847-612-3859 or bkennedy@westernalliancebank.com. Regards,

Kenneth Vecchione CEO Western Alliance Bank